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                                                                     Exhibit 2.4

                           ASSET ACQUISITION AGREEMENT

         This Asset Acquisition Agreement ("Agreement") is made and entered into as of the 10th day of February, 2000, by and between TENERA, Inc., a Delaware corporation ("Buyer") and SoBran, Inc., an Ohio corporation ("Seller").

                                    RECITALS

         Buyer   desires   to   purchase   substantially   all   assets  of  the
Internet-based development and support services business of the Seller ("Internet Business"), and Seller desires to sell said assets to Buyer on the terms and conditions hereinafter set forth.

                              TERMS AND CONDITIONS

         NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the parties to this Agreement hereby agree as follows:

1.       PURCHASE AND SALE OF ASSETS

1.1. Sale and Transfer of Assets. Subject to the terms and conditions set forth herein and as of the date of "Closing" (as hereinafter defined), Seller hereby agrees to sell, transfer, convey and assign to Buyer the entire right, title, and interest of Seller in and to substantially all of the assets of the Internet Business including the assets and properties described below (the "Assets"), as the same shall exist on the Closing Date (as hereinafter defined), free and clear of all liens, claims, liabilities, obligations, pledges, encumbrances, adverse claims and security interests of every kind, nature and description, except to the extent of those liabilities and obligations expressly assumed by Buyer hereunder.

i. All of Seller's right, title and interest in and to all executory customer licenses, contracts and proposals, which shall be described on Schedule 1.1.i. attached hereto (provided, however, that such customer consents in writing to the assignment and transfer thereof to Buyer), all work in process with respect thereto, and all rights and preferences for any reasonable extensions on contracts relating to current work being performed at the same sites (collectively, the "Contracts");

ii. Those fixed operating assets specifically selected by the Buyer, including the furniture and computer hardware and software (the "Tangible Fixed Assets") located at the Seller's offices in Knoxville, Tennessee, which the parties agree are in good operating condition, all of which are identified on Schedule 1.1.ii attached hereto;



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iii.                  All  of  the  goodwill,  trade  secrets,  proprietary  and technical data, intellectual property rights, know-how, inventions, discoveries and trade names pertaining to or used in connection with the Internet Business and the Contracts including, without limitation, those identified on Schedule 1.1.iii attached hereto;

iv. All of Seller's right, title, interest, goodwill, trade secrets, proprietary and technical data, intellectual property rights, know-how, inventions, discoveries and trade names pertaining to or used in connection with the ITRAC software program including the source code, object, and all copies thereof, and all licenses or sublicenses relating thereto;

v. All business records related to or pertaining to the Assets including, without limitation, all originally executed copies of the Contracts and copies of all related records, all sales data, work sheets, accounts, bids, supplier records, drawings, designs, specifications, process information, performance data, software, programs and all other data, documents, discs, tapes, information and other records relating to or applicable to the Contracts and the leases described in this Section 1.1, provided, however, that Seller may retain copies thereof;

vi. All lease deposits and similar assets which are assignable and can be utilized by Buyer in connection with the Assets;

vii. All of Seller's right, title and interest in or to the names of all Internet URL addresses owned by Seller other than "SoBran-inc.com" and "SoBran.org.com", which shall be described on Schedule 1.1.vii attached hereto;

viii. All of Seller's right, title and interest in or to TENERA GoTrain.Net, LLC, a limited liability company, including, without limitation, its equity ownership interest and its obligations and rights as a provider of maintenance, enhancement, and operational management of the GoTrain.Net Corporate Distance Learning Center; and

ix. A sublease to Buyer approved by the lessor of the Seller's premises ( the "Premises") as described in Schedule 1.1.ix attached hereto.

1.2. Assets Not Transferred. Seller shall retain all cash, accounts receivables and other assets not otherwise described in Section 1.1 hereof and the same are expressly excluded from the property sold to Buyer.

1.3. Purchase Price. As payment for the sale and transfer of the Assets by Seller to Buyer, upon the Closing Date, Buyer agrees to assume the Assumed Liabilities (as hereinafter defined in Section 2.2) and agrees to pay Seller the sum of Three Hundred Six Thousand Dollars ($306,795) (the "Purchase Price"), which with respect to that portion of the Purchase Price allocated pursuant to Section 1.5 hereunder to the Tangible Fixed Assets is the net book value of the Tangible Fixed



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          Assets on the books and  records  of Seller as of  January  31,  2000,
          determined   in  accordance   with   generally   accepted   accounting
          principles.

1.4. Method of Payment. Buyer shall deliver to Seller at the Closing the Purchase Price in immediately available funds.


1.5. Allocation of Purchase Price. The parties hereto agree that the Purchase Price shall be allocated among the Assets as set forth in
          Schedule 1.5 attached hereto. The parties declare and acknowledge that these values were determined in good faith in arm's length bargaining. Each party agrees to report the transaction for income tax purposes in accordance with the allocation recited herein and that it will not take any position inconsistent with this allocation except with the written consent of the other party hereto. However, if the Internal Revenue Service or the Franchise Tax Board takes a position with respect to one party to this Agreement that is inconsistent with the allocation herein, the other party may take a protective position adopting the taxing authority's contention until the controversy is finally resolved.

1.6. Sales Tax. Seller, on the one hand, and Buyer on other hand, hereby agree to each pay one-half of any and all state and local sales taxes which may be imposed upon the sale of Assets, however, nothing herein shall be construed to be an agreement to pay income taxes of the other Seller shall pay its prorated portion of state and local personal property taxes payable with respect to the Assets up to and including the Closing Date. Buyer shall have no responsibility concerning any sales, property, business, occupation or similar tax or with respect to taxes of any kind related to the Assets for any period prior to and including the Closing. Seller shall have no responsibility concerning any sales, property, business, occupation or similar tax or with respect to taxes of any kind related to the Assets for any period after the Closing.

1.7. Agreement to Subcontract. Until Seller shall have obtained the written consent of the customer with respect to any Contract included on
          Schedule 1.1.i hereto, Seller hereby agrees as of the Closing Date to subcontract all services otherwise to be performed by Seller under all such Contracts to Buyer at the billing/performance rates specified in such Contract.

1.8. Agreement as to Certain Contracts. Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 1.7 hereof, the parties agree that this Agreement shall not constitute an agreement to assign any Contract or any claim, right or any benefit arising thereunder or resulting therefrom if (i) an attempted assignment thereof without the consent of a third party would constitute a breach or cause a termination thereof or in any way limit or otherwise adversely affect the rights of the Buyer or the Seller thereunder, (ii) such consent has not been obtained by the Closing Date, and (iii) such Contracts are not, either individually or in the aggregate, material to the this transaction as determined by Buyer in its sole discretion. If such consent is not obtained within forty-five
          (45) days after the Closing Date, or an attempted assignment thereof would not be effective or would adversely affect the rights thereunder, the Seller will cooperate with Buyer in any reasonable arrangement designed to provide for the enjoyment by Buyer of benefits under such Contracts.



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1.9.      Adjustment  to Purchase  Price.  In the event that any Tangible  Fixed
          Assets cannot be delivered to Buyer, then the Purchase Price shall be adjusted in accordance with the Seller's net book value of such assets on the books and records of Seller as of January 31, 2000, and Buyer reimbursed with respect thereto.

2.       NON-ASSUMPTION OF LIABILITIES

2.1. Non-Assumption of Liabilities. It is expressly understood and agreed that Buyer shall not be liable for and shall not assume any debt, obligation and/or liability of Seller, whether known or unknown, fixed or contingent, or whether or not incurred in connection with the Assets, of any kind or nature other than those specifically assumed by Buyer in Section 2.2 hereof. Except as set forth in Section 2.2 hereof, those liabilities not assumed by Buyer include, without limitation, the following:

i. All vendor-related payables of Seller related to any of the Assets for any and all periods (or portions thereof) ending on or prior to the Closing Date, a complete list of which Seller has specified on Schedule 2.1.i attached hereto;

ii. Any liabilities or obligations of Seller relating to salaries, wages, incentive compensation, wage withholding taxes, workers' compensation, FICA, unemployment insurance or any other compensation whatsoever for employees of Seller for any and all periods whenever ending, except with respect to the employees set forth on Schedule 4.1.c, for any and all periods (or portions thereof) ending on or prior to the Closing Date:

iii. Any profit-sharing, bonus, deferred compensation, stock option, stock purchase, group insurance, liability insurance, vacation pay, sick leave, travel or expense accounts, allowances or reimbursements, salary continuation, severance pay, pension, retirement, medical or other plan, arrangement or agreement of Seller providing employee benefits for any and all periods whenever ending, except with respect to the employees set forth on Schedule 4.1.c, for any and all periods (or portions thereof) ending on or prior to the Closing Date;

iv. Except as set forth in Section 1.6 any liabilities or obligations of Seller for federal, state, local or foreign taxes, assessments, impositions, penalties or interest, whether or not imposed or measured by income, for any and all periods (or portions thereof) whenever ending;

v. Any liabilities or obligations of Seller with respect to any claims, actions, suits or demands, or any legal, administrative, arbitration or other proceedings or judgments, with respect to any causes of action arising or accruing on or before the date of closing; and

vi. For any other liabilities or obligations of Seller whenever incurred or accrued, except with respect to any such liabilities which are properly billable to a customer Contract assumed by Buyer.



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2.2.     Limited  Assumption.   Subject  to  the  consummation  of  the  Closing
         hereunder, Buyer shall have the benefit of and shall assume on and as of the Closing Date, and agrees to pay, perform and discharge the following liabilities of Seller which are accrued immediately prior to the Closing (the "Assumed Liabilities"):

i. All executory customer Contracts, with respect to which the customer agrees in writing to such assumption by Buyer within the time period specified in Section 1.8 hereof, as identified on Schedule 1.1.i attached hereto;

ii. The performance of all lease obligations of Seller with respect to sublease listed on Schedule 1.1.ix attached hereto.

3.       REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of Seller. Seller hereby warrants and represents, as of the Closing, the following, the truth and accuracy of which shall constitute a condition precedent to Buyer's obligations hereunder:

3.1.a. Organization and Good Standing. SoBran, Inc. is a corporation duly organized and validly existing under the laws of the State of Ohio, and has all necessary corporate powers and authority to carry on its business as now owned and operated. Seller is qualified as a foreign corporation and in good standing in each jurisdiction in which the properties owned by it makes such qualifications necessary, except where the failure to be so qualified would not have a material adverse effect of the Assets.

3.1.b. Authority of Seller. Seller has the corporate power and is duly authorized to enter into and consummate this Agreement and to sell, transfer, assign and convey the Assets to Buyer. The execution, deliver and consummation of this Agreement and the consummation of this transaction has been duly authorized, and no further corporate action will be necessary on the part of Seller to make this Agreement valid and binding upon Seller in accordance with its terms.

3.1.c. Title to Assets. Seller is the owner of and, at the Closing, will have good and marketable title to, each and all of the Assets free and clear of any mortgages, pledges, liens, charges, encumbrances, options, claims or security interests of any kind nature or description. On the Closing Date, all of the Assets shall be in good operating condition and repair, ordinary wear and tear excepted.

3.1.d. Trademarks and Patents. There are no trademark, patent or copyright registrations or applications relating to the operation of the Internet Business or the Assets or any trade names now being used by Seller in connection with the Assets. Seller has not been charged with infringement of any adversely held patent, trademark, trade name or copyright, or with any other kind of unfair competition related to any patent, trademark, trade name or copyright. To the best of sellers current knowledge and belief, use of Assets by Buyer will not infringe on intellectual property rights of any third parties.



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3.1.e.         Employment  and  Other  Contracts.  Seller  is not a party to any employment contracts which are not terminable at will, collective bargaining agreements, or pension, bonus, profit-sharing, stock option or other agreements or arrangements providing for vested employee remuneration or benefits with respect to the employees identified on Schedule 4.1.c hereto.

3.1.f. Compliance with Federal, State and Local Laws. . To the best of Sellers current knowledge and belief, Seller has complied with and is not in violation of any applicable federal, state or local statute, law, regulation or ordinance relative to the Assets and the execution and consummation of this Agreement is not in violation of any federal, state or local statute, law regulation or ordinance, or any charter document of Seller. The leasehold premises that are a part of the Assets are in compliance with all necessary licenses and regulations applicable thereto, and all necessary licenses and permits or orders with respect thereto have been obtained and are in effect.

3.1.g.         Litigation.   Seller  has  not  been  served  with  any  summons,
               compliant or notice to arbitrate and Seller's officers and directors have no knowledge of any claim, suit, action, governmental investigation, arbitration, legal, administrative or other proceeding pending or threatened against or otherwise relating to the employees set forth on Schedule 4.1.c, the Assets or the transfer of, nor is Seller aware of any basis for such claim. Not withstanding Sellers representation herein, Buyer expressly acknowledges that Seller is currently involved in litigation with Lockheed-Martin on a matter that may or may not involve matters related to the assets subject to this Agreement.

3.1.h. Consents of Third Parties. Except as set forth on Schedule 3.1.h attached hereto, no approval or consents of any person, entity or governmental agency (including, without limitation, consents of customers, lessors, financial institutions, and suppliers) other than Seller is necessary to any of the transfers, assignments or conveyances of the Assets to Buyer.

3.1.i. Material Agreements. There is no material default or event that, with notice or lapse of time or both, would constitute a default by any party to any of the Contracts or lease being transferred and assigned to Buyer. Seller has received no notice that any party to any of such Contract or lease intends to cancel or terminate any of the Contracts or leases or to exercise any option or options thereunder.

3.1.j. Material Misstatement or Omissions. No representations or warranties by Seller in this Agreement nor any document, statement, certificate or schedule furnished or to be furnished to Buyer pursuant hereto, contain or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

3.1.k. Undisclosed Liabilities. . To the best of Sellers current knowledge and belief, Seller has no liabilities whatsoever, known or unknown, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, and there is no



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               basis for any claim against Seller in connection  with the Assets for any such liability.

3.1.l. Environmental. To best of Sellers current knowledge and belief, all of the Assets currently or previously owned, leased, operated, or used by the Seller, all current or previous conditions on and uses of the Assets and all current or previous ownership or operation of the Seller comply and have at all times complied with, and do not cause, have not caused, and will not cause liability to be incurred by the Seller under any Environmental Law. Subject to the foregoing, Seller warrants and represents the following:

i. Seller has properly obtained and is in compliance with all Environmental Permits. No deficiencies have been asserted by any such Government or authority with respect to such items.

ii. There has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into the Premises hereunder or into the environment surrounding the Premises of any Hazardous Materials.

iii. There are and have been no Hazardous Materials stored, disposed of, generated, manufactured, refined, transported, produced, or treated at, upon, or from the Premises.

iv. No expenditure will be required in order for the Seller to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Assets or the Premises in a manner consistent with the current operation thereof by the Seller.

3.1.m. Taxes. The Assets are and will not be encumbered by any Liens arising out of any unpaid Taxes and there are no grounds for the assertion or assessment of any Liens against the Assets in respect of any taxes.

i. To the best of sellers current knowledge and belief, there is no action or proceeding or unresolved claim for assessment or collection, pending or threatened, by, or present or expected dispute with, any Government authority for assessment or collection from Seller of any taxes of any nature affecting the Assets.

3.2. Representations and Warranties of Buyer. Buyer hereby warrants and represents, as of the Closing, the following, the truth and accuracy of which shall constitute a condition precedent to Seller's obligations hereunder:

3.2.a. Organization and Good Standing. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware, and has all necessary power and authority to enter into and carry out the transactions contemplated hereunder.

3.2.b. Authority of Buyer. The execution of this Agreement by Buyer and its delivery to Seller are duly authorized, and no further action will be necessary on the part of Buyer to make this Agreement



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               valid and binding upon Buyer in accordance with its terms. To the best of Buyer's knowledge, there is not now pending or threatened any litigation, claim or demand of any nature whatsoever against Buyer which would prevent the performance of Buyer's obligations
               hereunder.  To  the  best  of  Buyer's  knowledge,   neither  the
               execution nor  consummation  of this Agreement is in violation of
               any  federal,   state  or  local  statute,   law,  regulation  or
               ordinance.

3.2.c. Material Misstatements or Omissions. No representations or warranties by Buyer in this Agreement nor any document, statement, certificate or schedule furnished or to be furnished to Seller pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

4.       COVENANTS AND OBLIGATIONS

4.1. Obligations and Covenants of Seller. Seller hereby covenants and agrees as follows:

4.1.a. Conduct of Business. Subject to the provisions of this Agreement, from and after the execution hereof until the Closing, Seller agrees (i) to use its best efforts to preserve and maintain its relationships with suppliers, customers and others having business relations with Seller pertaining to the Assets so that they will be preserved for Buyer on and after the Closing; (ii) to use its best efforts to take all actions necessary or appropriate to meet existing commitments which are being transferred to Buyer as part of the Assets; (iii) it shall not enter into or modify any Contracts being assigned to Buyer hereunder without prior written consent of Buyer; and (iv) it shall make no management decision which may either directly or indirectly materially affect the Assets without the prior written consent of Buyer.

4.1.b. Access to Premises and Information. Seller agrees that any investigation or inquiry made by Buyer pursuant to the Agreement shall not affect or lessen in any way the representation and warranties made by Seller in the Agreement or their survival after the Closing as provided herein. Seller agrees, without further consideration, to deliver to Buyer at the Closing as part of the Assets, copies of all records relating to the Assets, including without limitation, corporate records, credit files and payroll records, relating to the Contracts and the leases described in Section 1.1 hereof and other information important to the operation thereof.

4.1.c Employees and Compensation. Seller acknowledges that Buyer intends to offer employment to those employees identified on
               Schedule 4.1.c attached hereto after the Closing and Seller agrees to cooperate in good faith with Buyer in effecting the transfer of such employees who accept employment with Buyer. Seller shall not terminate any employees identified on Schedule 4.1.c, nor decrease or grant any increase in salaries payable, or to become payable by it, to any such employee, nor will Seller increase or decrease benefits payable to any such employee under any bonus or pension plan or other contract or commitment, commitment, without Buyer's prior written consent. Seller shall have the right, but not the obligation, to retain any employee identified on Schedule 4.1.c who does not accept employment with



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               Buyer.  Seller  acknowledges and agrees that all former employees of  Seller  who are or will become employees of Buyer are subject
               to  no  continuing   confidentiality  agreements  or  obligations
               with respect to Seller or its current or former customers.

4.1.d. Consents to Others. As soon as reasonably practical after the execution and delivery of this Agreement and in any event at or prior to March 15, 2000, Seller shall use it best efforts to obtain the consent of all necessary persons to the assignment and transfer and subcontract to Buyer of any and all of the Assets, including, without limitation, all Contracts, agreements and leases of Seller herein provided to be assigned and transferred to Buyer.

4.1.e. Leased Equipment Buyout. Equipment included in the Asset Acquisition and currently under lease to SoBran will be handled as follows: An amount equal to the lease buy-out value for the equipment, listed on Schedule 4.1.e, will be deducted from the agreed to price and placed into escrow. At such time as SoBran performs a buyout of the leases for the equipment and provides TENERA with appropriate documentation, the escrow funds will be released.

4.2. Obligations and Covenants of Buyer. Buyer hereby covenants and agrees as follows:

4.2.a. Cooperation in Securing Consents. Buyer shall use its best efforts to assist Seller in obtaining the consent of all necessary persons to the assignment and transfer to Buyer of any and all of the Assets.

5.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

5.1. Conditions Precedent. The obligations of Buyer hereunder are subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Article 5. The compliance with, or occurrence of, any or all of such conditions may be waived in whole or in part by Buyer in writing; provided, no such waiver of any condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller should be in default of any its representations, warranties or covenants under this Agreement.

5.2. Seller's Performance. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed, or complied with, by it prior to or at the Closing.

5.3. Officers' Certificates. Seller shall deliver to Buyer its certificate, dated on the date of Closing, executed in its corporate name by its president, vice president or treasurer, certifying in such detail as Buyer may reasonably request, to the fulfillment of the conditions specified in Section 5.2 hereof.

5.4. Corporate Approvals. Seller shall have obtained due authorization and approval of the execution and delivery of this Agreement and shall have taken all corporate action necessary or proper to effectuate the fullfillment of the obligations of Seller to be performed hereunder prior to the Closing.

5.5. Absence of Litigation. No action, suit or arbitration, administrative or other legal proceeding which would in any manner affect Seller's ability to consummate this Agreement shall have instituted or threatened at or prior to the Closing, except as expressly acknowledged by the Seller within.

5.6. Form of Documents. The form and substance of all instruments and other documents delivered to Buyer under this Agreement shall be satisfactory in all respects to Buyer and its counsel.

5.7. Releases. Prior to the Closing Date, Seller shall have delivered to Buyer the written release of all liens, security interests or encumbrances relating to the Assets, executed by the holder of such lien, security interest or other encumbrance. The releases shall be satisfactory in substance and form to Buyer and its counsel.

5.8. Consents. All consents and approvals so specified on Schedule 3.1.h as required on or before Closing shall have been obtained.

5.9. General Releases. Seller shall have duly executed the General Release in the form attached hereto as Exhibit C, to be delivered to Buyer at the Closing.

6.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

6.1. Conditions Precedent. The obligations of Seller hereunder are subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Article 6. The compliance with, or occurrence of, any or all of such conditions may be waived in whole or in part by Seller in writing; provided, no such waiver of any condition shall constitute a waiver by Seller of any of its other rights or remedies, at law or in equity, if Buyer should be in default of any its representations, warranties or covenants under this Agreement.

6.2. Buyer's Performance. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed, or complied with, by it prior to or at the Closing.

6.3. Officers' Certificates. Buyer shall deliver to Seller its certificate, dated on the date of Closing, executed in its corporate name by its corporate name by its president, vice president or treasurer, certifying, in such detail as Seller may reasonably request, to the to the fulfillment of the conditions specified in Section 6.2 hereof.

6.4. Corporate Approvals. Buyer shall have obtained due authorization and approval of the execution and delivery of this Agreement and shall have take all corporate action necessary or proper to effectuate the fulfillment of the obligations of Buyer to be performed hereunder prior to the Closing.

6.5. General Releases. Buyer shall have duly executed the General Release in the form attached hereto as Exhibit D, to be delivered to Seller at the Closing.

6.6. Absence of Litigation. No action, suit or arbitration, administrative or other legal proceeding which would in any manner affect Buyer's ability to consummate this Agreement shall have instituted or threatened at or prior to the Closing.

7.       CLOSING

7.1. Time and Place. Unless otherwise agreed to by the parties hereto, the Closing of the Agreement (herein referred to as the "Closing" shall be coordinated through office of Bryan Cave LLP, Suite 300, 120 Broadway, Santa Monica, California 90401, at 5:00 p.m. on February 9, 2000 (hereafter referred to as the "Closing Date").

7.2. Seller's Obligations at Closing. At the Closing and as a condition thereto, Seller shall deliver, or cause to be delivered, to Buyer the following (all documents shall be a form and substance satisfactory to Buyer and its counsel):

         i. A duly executed Bill of Sale in the form attached hereto as Exhibit A, conveying title to, and possession of, the tangible Assets to Buyer;

         ii.      The Certificate of Officers described in section 5.3 hereof;

         iii. Certified resolutions duly executed evidencing authorization and approval by the Seller's Board of Directors of the execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereunder;

         iv. All necessary instruments of assignment and transfer of the Assets of any kind and description wherever situated;

         v. The opinion of Seller's legal counsel, attesting to the effect and attached hereto as Exhibit B;

         vi. General Release in the form attached as Exhibit C duly executed by Seller with respect to Buyer;

         vii. A duly executed Assignment and Assumption conveying all of Seller's rights, title, and interest to and in the intangible Assets to Buyer; and

         viii. Duly executed Sublease of Leasehold Interest conveying use of Seller's leased premises described in Schedule 1.1.ix, along with the written consent of the landlord.

         Simultaneously with the consummation of the Closing, Seller shall put Buyer (through it officers, agents and employees) into full possession and enjoyment of all of the Assets. Buyer shall not acquire any title to or property in the Assets until possession has been given to Buyer in accordance with this paragraph, and, accordingly, all risks of loss with respect to the Assets shall be borne by Seller until possession has been given to Buyer.

7.3. Seller's Continuing Obligations. Upon request of Buyer, Seller shall, from time to time after the Closing, duly execute, acknowledge and deliver all such further assignments, conveyances and other instruments of transfer and other assurances and documents, and shall take such other action consistent with any terms of this Agreement, as reasonably may be requested by Buyer for the purpose of better assigning, transferring, granting, conveying or confirming to Buyer, or reducing to possession any and all of the property to be conveyed and transferred pursuant to this Agreement. Seller further agrees at the request of Buyer to use its best efforts to prosecute or otherwise enforce in its own name for the benefit of Buyer, but solely at Buyer's expense unless such prosecution or enforcement is necessitated by default of Seller hereunder, any claims or rights which, or the benefits of which, are transferred to Buyer pursuant to this Agreement and which are required to be prosecuted or o therwise enforced in Seller's name.

7.4. Buyer's Obligations at Closing. At the Closing and as a condition thereto, Buyer shall deliver, or cause to be delivered, to Sellers, the following (all documents shall in a form and substance satisfactory to Seller and their counsel):

         i.       The Purchase Price in immediately available funds;

         ii.      The Certificate of Officers described in Section 6.3 hereof;

         iii. Certified resolutions duly executed, evidencing authorization and approval by the Board of Directors of Buyer of the execution and delivery of this Agreement and the consummation of Buyer of the transactions and contemplated hereunder; and

         iv. General Release in the form attached hereto as Exhibit D duly executed by Buyer.

8.       INDEMNIFICATION AND OTHER CONTINUING COVENANTS

8.3. Indemnification of Buyer. For a period of one (1) year after the Closing Date, Seller agrees to indemnify, defend with counsel of Seller's choice and reasonably acceptable to Buyer, and hold Buyer harmless against any and all claims, losses, liabilities, obligations, costs and expenses (including reasonable attorneys' fees) which Buyer may incur or suffer and which arise or result from or relate to (i) any breach of or failure by Seller to perform any of its warranties, representations, commitments, agreements, covenants or conditions contained herein; (ii) any breach of or failure by Seller prior to the Closing to perform any of the terms and conditions of the Contracts and leases being transferred to Buyer, including without limitation, any adjustments which may result upon audit or review by the customer upon completion of the Contract which relate to any period prior to the Closing; and (iii) any obligation, liability, cost or expense incurred by Buyer which relate to, arise from or result from any liabilities of Seller or related to the Assets other than those specifically assumed by Buyer hereunder including, without limitation, any agreements or promises made by Seller with respect to any employee of Seller; provided, however, that Seller is promptly given notice of, and an opportunity to defend, any action or claim asserted, brought or threatened against Buyer, provided further that Buyer's failure to give such notice shall not relieve Seller of its duty under this Agreement to Buyer except to the extent Seller is actually materially prejudiced or damaged thereby.

8.4. Indemnification of Seller. Buyer agrees to indemnify, defend with counsel of Buyer's choice, and hold Seller harmless against any and all claims, losses, liabilities, obligations, costs and expenses (including reasonable attorneys' fees), which Seller may incur or suffer and which arise or result from or relate to (i) any breach or failure by Buyer to perform any of its warranties, representations commitments, agreements, covenants or conditions contained herein; (ii) Buyer's ownership of the Assets after the Closing; and (iii) any breach or failure by Buyer after the Closing to perform any of the terms and conditions of the Contracts and leases being transferred to Buyer; provided, however, that Buyer is promptly given notice of, and an opportunity to defend, any action or claim asserted, brought or threatened against Seller, provided further that Seller's failure to give such notice shall not relieve Buyer of its duty under this Agreement to Seller except to the extent Buyer is actually materially prejudiced or damaged thereby.

8.5. Continuing Cooperation. The parties hereto agree to use their good faith best commercially reasonable efforts to cooperate with one another following the Closing to complete the transactions contemplated herein. The parties agree to provide such services to one another at such party's usual billing rates as may be requested from time to time with respect to completion of the Contracts and the transfer of the Assets as contemplated herein.

8.6. Competition and Solicitation. Seller agrees that it will not at any time within the eighteen (18) month period immediately following the Closing, directly or indirectly, through any subsidiary, affiliate or otherwise, perform or engage in the specific business or services being performed under the Contracts or otherwise competitive with the Internet Business. Except as set forth herein, the parties agree that there shall be no restriction on their ability to compete with each other in all other respects.

          Seller and Buyer each agree that for a period of three (3) years from the Closing Date, it shall not, without the prior written consent of the other, employ or attempt to employ, or solicit on behalf of another for the purpose of employment, any employees of the other (exclusive in the case of Buyer, of any employees identified on Schedule 4.1.c hereto). In the event an employee of Buyer or Seller voluntarily terminates his employment, the above-referenced three (3) year period shall be reduced to one (1) year after such resignation but in no event more that three (3) years after the Closing, with respect to such employee.

8.7. Nondisclosure by Seller. Seller agrees not to disclose, divulge, communicate or convey (unless Seller becomes legally compelled to disclose the same) to the detriment of Buyer or for the benefit of, any other person or persons, directly or indirectly, any of the terms of the Contracts to persons who have nor previously received such information which is confidential and constitutes trade secrets of the Buyer.

9.       MISCELLANEOUS

9.1. Brokerage and Finder's Fees. Each party represents and warrants that all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by each directly with the other without intervention of any person other than their respective employees and counsel.

9.2. Survival of Representations and Warranties. All statements contained in any exhibit, schedule, document, certificate or other instrument delivered by or on behalf of any party hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties made pursuant to this Agreement by such party. The representations and warranties contained in Article 3 hereinunder shall survive the Closing hereof for a period of one (1) year, and any investigation made by any party or such party's representatives shall not constitute a waiver thereof and no such representation or warranty shall be merged into the Closing.

9.3. Notices. All notices or other communications provided for by this Agreement shall be made in writing and shall be deemed properly delivered when (i) delivered personally, or (ii) mailed, registered or certified mail, postage prepaid, to the parties at the following addresses (or to such address designated in writing by one party to the other):

               i.       Addresses:            Buyer:

                                              TENERA, Inc.
                                              One Market, Suite 1850 Spear Tower
                                              San Francisco, CA 94105
                                              Attention: Jeff Hazarian

                                              Seller:

                                              SoBran, Inc.
                                              9514 Lee Highway Suite B
                                              Fairfax, VA 22031
                                              Attention: Amos Otis, Owner

9.4. Attorneys' Fees and Expenses. All attorneys' fees and other costs and expenses incurred in connection with the transactions hereinabove described, including preparation of this Agreement, shall be paid by the respective parties hereto. In the event of default hereunder, the defaulting party shall be liable to the non-defaulting party for all expenses and costs incurred by the non-defaulting party in protecting or enforcing its rights hereunder including but no limited to reasonable fees and expenses of attorneys, accountants and experts, and court costs.

9.5. Subject Headings. The subject heading of the articles, paragraphs and subparagraphs of this Agreement are included solely for purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Agreement.

9.6. Exhibits. All exhibits and schedules, attached hereto and referred to herein, are an integral part of this Agreement and incorporated herein by reference hereby.

9.7.     Amendments.    No supplement,  modification or  amendment  of any term,
         provision  or   condition   of   this  Agreement  shall  be  binding or
         enforceable unless executed in writing by the parties hereto.

9.8. Entire Agreement and Waiver. This Agreement contains the entire agreement between the parties hereto and supersedes all prior and contemporaneous agreement, arrangements, negotiations, and understanding between the parties hereto, relating to the subject matter hereof. There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein have been made by any party hereto. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a wavier of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless in writing and executed by the parties.

9.9. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer upon any person other than the parties hereto and the parties to the related documents executed in connection herewith and their respective heirs, representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any other party hereto, nor shall any provision hereof give any entity any right of subrogation against or action over against any party.

9.10. Successors and Assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assignable by any party hereto without the written consent of all of the parties first obtained (except as provided to the contrary with respect to licenses granted by Seller), and any attempted assignment without such written consent shall be void and confer no rights upon any third party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.

9.11.     Counterparts.   This  Agreement  may  be   executed  in  one  or  more
          counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12. Applicable Law. The Parties agree and consent to personal jurisdiction and service and venue in any federal or state court within the State of California having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this Agreement. This Agreement shall be interpreted, governed and construed under the laws of the State of California as if it were executed and to be performed wholly within the State of California.

9.13. Further Documents. Each party agrees to execute and deliver, at any time and from time to time, upon the request of another party, such further instruments or documents as may be reasonably necessary or appropriate to carry out the provisions contained herein, and to take such other action as another party may reasonably request to effectuate the purposes of this Agreement.

9.14. Reformation/severability. If any provision of this Agreement is declared invalid by any tribunal, then such provision shall be deemed automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though
          originally   included   herein.   In  the  event  that  the  provision
          invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect.

9.15. Interpretations and Definitions. The parties agree that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that ambiguities are to resolve against the drafting party shall not apply in the interpretation of this Agreement. In this Agreement the neuter gender includes the feminine and masculine and the singular number includes the plural and the words "person, and "party" include corporation, partnership, firm, trust or association whenever the context so requires.

9.16. Remedies Not Exclusive and Waiver. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

9.17. Materiality of Representations and Warranties. Each of the representations and warranties contained in this Agreement, in any attachment hereto, or any certificate delivered in connection herewith, shall be considered a material warranty and representation which was made as a substantial inducement to the execution of this Agreement and any breach of any such representation and warranty shall be considered a material breach of this Agreement.

     Publicity. No statement concerning the transactions contemplated by this Agreement shall be made or release to any medium of public communication except with the prior written approval of Buyer and Seller (such approval shall be not unreasonably withheld) and except to the extent that counsel advises such party that disclosure is legally required.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

     SoBran, Inc.

     By: ___/s/ Amos Otis_____________________
     Its:  ___President & CEO__________________

     TENERA, Inc.

     By: ____/s/ R.C. McKay___________________
     Its:  ___President & CEO__________________

                           ASSET ACQUISITION AGREEMENT
                                 Schedule 1.1.i.

"Schedule 1.1.i. All of Seller's right, title and interest in and to all executory customer licenses, contracts and proposals, which shall be described on Schedule 1.1.i. attached hereto (provided, however, that such customer consents in writing to the assignment and transfer thereof to Buyer), all work in process with respect thereto, and all rights and preferences for any reasonable extensions on contracts relating to current work being performed at the same sites (collectively, the "Contracts");"

No contracts are included in the scope of this asset acquisition. An extension to a recently expired SoBran contract that provided support associated with the ITrack software application and data maintenance program is anticipate to be awarded to TENERA after closing of this acquisition.

                           ASSET ACQUISITION AGREEMENT
                                Schedule 1.1.ii.

      "Schedule 1.1.ii. - Those fixed operating assets specifically selected by the Buyer, including the furniture and computer hardware and software (the "Tangible Fixed Assets") located at the Seller's offices in Knoxville, Tennessee, which the parties agree are in good operating condition, all of which are identified on Schedule 1.1.ii attached hereto:"

                           ASSET ACQUISITION AGREEMENT
                                Schedule 1.1.iii.

      "Schedule 1.1.iii. - All of the goodwill, trade secrets, proprietary and technical data, intellectual property rights, know-how, inventions, discoveries and trade names pertaining to or used in connection with the Internet Business and the Contracts including, without limitation, those identified on Schedule 1.1.iii attached hereto:"

Acquisition scope includes all architecture, programming, and coding associated with the Internet Business including: software application programs, module designs, electronic templates, and learning models; all process methods and practices associated with development and application of software application programs, course ware (i.e. ASP templates, interactive exercises) module designs, electronic templates, and electronic models; course technical content including digital photography, video materials, sound tracks, and other supporting electronic and data files; all architecture, functionality, programming, stored routines, and code that constitutes the GoTrain.net Corporate Distance Learning Center (CDLC).

Acquisition scope also includes all architecture, programming, and coding associated with the SoBran software and application program called ITrack including all licenses, trademarks, registrations, architecture, functionality, programming, stored routines, data and data files, and code.

                           ASSET ACQUISITION AGREEMENT
                                Schedule 1.1.vii.

      Schedule 1.1.vii - All of Seller's right, title and interest in or to the names of all Internet URL addresses owned by Seller other than "SoBran-inc.com" and "SoBran.org.com", which shall be described on Schedule 1.1.vii attached hereto:

      A. The Acquisition includes the following trade names: ITrack; GoTrain; Corporate Distance Learning Center (CDLC)



      B. The Acquisition includes the following Domain names: GoTrain.net; e-lrn.net; elrn.net

                           ASSET ACQUISITION AGREEMENT
                                Schedule 1.1.ix.

      Schedule 1.1.ix - A sublease to Buyer approved by the lessor of the Seller's premises (the "Premises") as described in Schedule 1.1.ix attached hereto:

                           ASSET ACQUISITION AGREEMENT
                                   Schedule1.5

     Schedule 1.5 - Allocation of Purchase Price. The parties hereto agree that the Purchase Price shall be allocated among the Assets as set forth in this Schedule. The parties declare and acknowledge that these values were determined in good faith in arm's length bargaining. Each party agrees to report the transaction for income tax purposes in accordance with the allocation recited herein and that it will not take any position inconsistent with this allocation except with the written consent of the other party hereto. However, if the Internal Revenue Service or the Franchise Tax Board takes a position with respect to one party to this Agreement that is inconsistent with the allocation herein, the other party may take a protective position adopting the taxing authority's contention until the controversy is finally resolved.

                           ASSET ACQUISITION AGREEMENT
                                 Schedule 2.1.i

2.1.i - All vendor-related payables of Seller related to any of the Assets for any and all periods (or portions thereof) ending on or prior to the Closing Date, a complete list of which Seller has specified on Schedule 2.1.i attached hereto;

                           ASSET ACQUISITION AGREEMENT
                                 Schedule 3.1.h

Schedule 3.1.h - Consents of Third Parties. Except as set forth on this Schedule 3.1.h, no approval or consents of any person, entity or governmental agency (including, without limitation, consents of customers, lessors, financial institutions, and suppliers) other than Seller is necessary to any of the transfers, assignments or conveyances of the Assets to Buyer.

No Third Party Consents are required by the Seller to complete this Acquisition.

                           ASSET ACQUISITION AGREEMENT
                                 Schedule 4.1.c.

Schedule 4.1.c - Acquired Personnel List: Employees and Compensation. Seller acknowledges that Buyer intends to offer employment to those employees identified on Schedule 4.1.c attached hereto after the Closing and Seller agrees to cooperate in good faith with Buyer in effecting the transfer of such employees who accept employment with Buyer. Seller shall not terminate any employees identified on Schedule 4.1.c, nor decrease or grant any increase in salaries payable, or to become payable by it, to any such employee, nor will Seller increase or decrease benefits payable to any such employee under any bonus or pension plan or other contract or commitment, without Buyer's prior written consent. Seller shall have the right, but not the obligation, to retain any employee identified on Schedule 4.1.c who does not accept employment with Buyer. Seller acknowledges and agrees that all former employees of Seller who are or will become employees of Buyer are subject to no continuing confidentiality agreements or obligations with respect to Seller or its current or former customers.

                       SoBran Employees Acquired by TENERA

------------------------ ------------------------ ------------------------------
         Name             Social Security Number           Job Title

------------------------ ------------------------ ------------------------------

Bivens, Jessica                ###-##-####              Web Designer I
------------------------ ------------------------ ------------------------------
------------------------ ------------------------ ------------------------------
Boyle, Robert                  ###-##-####            Senior Web Developer
------------------------ ------------------------ ------------------------------
------------------------ ------------------------ ------------------------------
Harper, Serena                 ###-##-####              Web Designer II
------------------------ ------------------------ ------------------------------
------------------------ ------------------------ ------------------------------
Hinton, Daniel                 ###-##-####              Web Developer I
------------------------ ------------------------ ------------------------------
------------------------ ------------------------ ------------------------------
Holder, Nate (James)           ###-##-####           Systems Administrator II
------------------------ ------------------------ ------------------------------
------------------------ ------------------------ ------------------------------
Hunt, Kathryn                  ###-##-####              Web Designer II
------------------------ ------------------------ ------------------------------
------------------------ ------------------------ ------------------------------
Job, David                     ###-##-####          Vice President, Operations
------------------------ ------------------------ ------------------------------
------------------------ ------------------------ ------------------------------
Lay, Chris                     ###-##-####                Web Designer I
------------------------ ------------------------ ------------------------------
------------------------ ------------------------ ------------------------------
Machanoff, Katie               ###-##-####             Application Support
                                                          Administrator
------------------------ ------------------------ ------------------------------
------------------------ ------------------------ ------------------------------
McClanahan, Don                ###-##-####             Senior Web Designer
------------------------ ------------------------ ------------------------------
------------------------ ------------------------ ------------------------------
McGhee, Angela                 ###-##-####               Web Designer II
------------------------ ------------------------ ------------------------------
------------------------ ------------------------ ------------------------------
Sinclair, Lesli                ###-##-####               Web Designer II
------------------------ ------------------------ ------------------------------
------------------------ ------------------------ ------------------------------
Sparks, Carla                  ###-##-####               Web Developer II
------------------------ ------------------------ ------------------------------

                           ASSET ACQUISITION AGREEMENT
                                 Schedule 4.1.e.
                     Equipment Requiring SoBran Lease Buyout

Schedule 4.1.e: Leased Equipment Buyout. Equipment included in the Asset Acquisition and currently under lease to SoBran will be handled as follows: An amount equal to the lease buy-out value for the equipment, listed on Schedule 4.1.e, will be deducted from the agreed to price and placed into escrow. At such time as SoBran performs a buyout of the leases for the equipment and provides TENERA with appropriate documentation, the escrow funds will be released.

(2)Micron                 Four Micron Computer     36-month lease started 8/99
   0241522059000          Work Stations            with options to purchase.
                                                   Monthly charges $570.69 with
                                                   buyout of $13,590.45.

                                                   (half to be paid by TENERA)


(3)Kennesaw               Miscellaneous furniture  36-month lease started 6/97
   09-970620                                       with option to purchase.
                                                   Monthly charges $$ with
                                                   buyout of $664.70.


(5)Information Leasing    Miscellaneous computer   36-month lease started in
   Corporation            and s/w gear some        1997.  Buyout $3,500.
                          being applied to the
   45199711               CDLC


(6)Information Leasing    Miscellaneous            36-month lease started in
   Corporation            computer, HUB,  and      1997.  Buyout $1,125.
                          s/w gear some being
   46719711               applied to the CDLC


(7)Information Leasing    Miscellaneous computer   36-month lease started in
   Corporation            and s/w gear some        1997.  Buyout $1,425.
                          being applied to the
   48959711               CDLC


(8)Information Leasing     Miscellaneous computer   36-month lease started in
   Corporation             and s/w gear some        1997.  Buyout $1,200.
                           being applied to the
   51899711                CDLC

                           ASSET ACQUISITION AGREEMENT
                                    EXHIBIT A
                                  BILL OF SALE

         SoBran Incorporated, an Ohio corporation, for valuable consideration, receipt of which is hereby acknowledged, hereby sell and assign, and by this Bill of Sale do grant, assign, convey, transfer, and deliver to TENERA Inc., a Delaware corporation, its representatives, successors, and assigns the goods and chattels described in this Asset Acquisition Agreement and presented as Schedules 1.1.i, 1.1.ii, 1.1.iii, 1.1.iv, and 4.1.c and included herein and incorporated by reference as though fully set forth herein, free and clear of all defects of title, security interests, liens, mortgages, encumbrances, and adverse claims.

         IN WITNESS WHEREOF, duly authorized representatives of SoBran, Inc. have executed this Bill of Sale this 11th day of February, 2000.



                                                SoBran Inc.
                                                -----------



                                                By   ___/s/Amos Otis____________


                                                Title  __President & CEO________





                                                 Notarized Witness
                                                 -----------------



                                              By  ____/s/Carol A. Malzahn_______



                                              Name  ________________________

                           ASSET ACQUISITION AGREEMENT
                                    EXHIBIT B
                         SELLER'S LEGAL COUNCIL OPINION

                           ASSET ACQUISITION AGREEMENT
                                    EXHIBIT C
                             MUTUAL GENERAL RELEASE